Exhibit 10.4 Employment Agreement dated August 23, 2019 between the Company and Mr. Amit Shah

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of August 23, 2019, between Mateon Therapeutics, Inc., a Delaware corporation (“Mateon or the Company”), and Amit Shah (“Executive”).

W I T N E S S E T H:

WHEREAS, Mateon and Executive desire to enter into an employment agreement relating to the position of Mateon’s Chief Financial Officer & Principal Accounting Officer (“CFO”), pursuant to which position Executive shall report to the Chief Executive Officer (“CEO”) or Board of Directors of Mateon (“Board”). Executive’s initial responsibilities include providing leadership and direction for the accounting and finance department, external and internal financial reporting, developing and ensuring maintenance of internal controls commensurate with the size of the Company, preparation of budgets, forecasts and managing them against actual and any other responsibilities that are mutually agreed to by the CEO and CFO.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Mateon and Executive hereby agree as follows:

1. Employment

1.1 Executive shall serve in the capacity of CFO, and shall have the duties, responsibilities and authority assigned to Executive by the CEO or the Board consistent with such position. Executive shall report directly to the CEO.

1.2 Executive, so long as he is employed hereunder, (i) shall devote his full professional time and attention to the services required of him as an employee of Mateon, except as otherwise agreed and except as permitted in accordance with paid vacation time subject to Mateon’s existing vacation policy, and subject to Mateon’s existing policies pertaining to reasonable periods of absence due to sickness, personal injury or other disability, (ii) shall use his best efforts to promote the interests of Mateon, and (iii) shall discharge his responsibilities in a diligent and faithful manner, consistent with sound business practices.

2. Term

The term of Executive’s employment under this Agreement shall commence as of August 1st and shall continue until terminated by either party in accordance with Section 6 hereof (the “Employment Term”).

3. Base Salary; Stock Options

3.1 During the Employment Term, Executive shall receive an annual base salary in the amount of $320,000 (such amount as adjusted, from time to time, the “Base Salary”), payable in accordance with Mateon’s payroll schedule from time to time in effect. Executive’s salary shall be reviewed annually by the Board. Executive shall be paid only 60% of the Base Salary with the Company’s normal payroll policies until the occurrence of a financing event. For purposes of this Amendment to this Agreement, the term “Financing Event” means: (a) the closing of an equity or debt financing with gross proceeds equal to or greater than $4,000,000, (b) the execution of a licensing or collaboration agreement with an up-front payment equal to or greater than $4,000,000, (c) any combination of (a) and (b) whereby the gross proceeds are equal to or greater than $4,000,000, Immediately upon the closing of a Financing Event, provided Executive remains employed with the Company as of the date of the closing of the Financing Event, Executive’s salary shall be increased to 100% of Base Salary. The Compensation Committee of the Board (“Compensation Committee”) will consider whether any additional compensation shall be paid to Executive related to the period of Reduced Salary. Executive understands and agrees that Executive has already been paid all wages due and owing as of the date of this Agreement.

3.2 Mateon shall grant to Executive, subject to approval by the either the Board or the Compensation Committee of the Board, pursuant to the Mateon Inc.’s 2015 and 2017 Equity Incentive Plans (the “Stock Plan”), 148,837 restricted shares of common stock of Mateon, $.01 par value per share. The Company will compensate the Executive for the taxes incurred on the restricted shares upon receipt of documentation as to the amount of taxes incurred. Such grant shall be made at a price equal to the Fair Market Value (as defined in the Stock Plan) on the date of the grant, and shall fully vest at the one year anniversary of employment. Thereafter, Executive will be a participant of the Stock Plan, and will be eligible to receive an annual grant of restricted stock as approved by the Board or Compensation Committee and which shall contain the customary terms and provisions of such grants generally to key executives under the Stock Plan.

3.3 Mateon shall grant to Executive, subject to approval by the Board or the Compensation Committee, pursuant to the Stock Plan, an incentive option to purchase 223,256 shares of Mateon common stock, $.01 par value per share. Such option shall have an exercise price equal to the Fair Market Value (as defined in the Stock Plan) on the date of grant of such option, and shall vest and become exercisable after one year of employment. Thereafter, Executive will be a participant of the Stock Plan, and will be eligible to receive an annual grant of an equivalent number of options, which shall contain the customary terms and provisions of options granted generally to key executives under the Stock Plan.

3.4 Executive shall be entitled to a 40% Annual Bonus based upon roles and objectives predetermined by, and at the discretion of, the Board or Compensation Committee.

3.5. These restricted shares of common stock of Mateon granted under Section 3.2 and the incentive stock option granted under Section 3.3 are not in place of but rather are in addition to the shares of Mateon stock already owned by the Executive. The vesting of the restricted shares of common stock of Mateon under Section 3.2 and the incentive stock option under Section 3.3 will accelerate and be fully vested upon a Change of Control as defined in the Stock Plan.

4. Benefits

Executive shall be entitled to participate in or receive benefits under any employee benefit plan, arrangement or perquisite generally made available by Mateon during the Employment Term to its executives and key management employees. These benefits shall consist of a minimum paid family health insurance, including dental and vision insurance and any other benefits granted by Mateon and four (4) weeks of Personal Time Off (“PTO”) per year, subject to a maximum accrual of eight (8) weeks.

5. Business Expenses

Executive shall be entitled to receive prompt reimbursement for all reasonable and customary expenses incurred by him in performing services hereunder during the Employment term; provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by Mateon.

6. Termination

6.1 Mateon may terminate Executive’s employment by giving Executive thirty (30) days’ written notice, subject to all provisions of this Agreement. Notwithstanding the foregoing, Mateon may terminate Executive’s employment for Cause (as defined in section 6.7 thereof) without prior notice.

6.2 (a) Executive may voluntarily resign from employment with the Company upon written notice to the Company specifying the effective date of such resignation, which effective date shall not be less than thirty (30) days from the date of such notice. Upon effective date of Executive’s resignation, the Company shall have no further obligations to perform duties as specified in Section 1 of this Agreement.

(b) If Executive terminates his employment following material breach of the Agreement by Mateon, which breach remains uncured thirty (30) days after written notice thereof is received by Mateon (a “Termination with Good Reason”), Executive shall be treated as if his employment was terminated by Mateon other than for Cause.

6.3 If Mateon terminates Executive for Cause or the Executive resigns his employment other than in a Termination with Good Reason, Executive shall be entitled to receive in a lump sum payment as soon as practicable after the Termination Date an amount equal to all accrued and unpaid Base Salary (the “Unpaid Salary”), a lump sum payment for all accrued and unused PTO (the “Unpaid PTO”), and reimbursement of any unreimbursed business expenses in accordance with the Company’s reimbursement policies.

6.4 If Executive’s employment is terminated by Mateon other than for Cause (as defined below) or in the event of a Termination with Good Reason, then Mateon shall provide to Executive as soon as practicable after the date of notice of Executive’s termination of employment:

(a)	The Unpaid Salary and Unpaid PTO, as soon as practicable after the Termination Date; plus
(b)	a lump sum cash payment equal to twelve (12) months of Executive’s then-current Base Salary; and
(c)	All stock options, stock appreciation rights, restricted stock, and other incentive compensation granted to the Executive by Mateon shall, to the extent vested, remain exercisable in accordance with the terms of the Stock Plan (or prior applicable plan) and the agreement entered pursuant thereto, and the Executive may exercise all such vested options and rights, and shall receive payments and distributions accordingly.
(d)	All insurance benefits or COBRA coverage, fully paid by Mateon, for a period of twelve (12) months following the Executive’s termination of employment.

6.5 If, following any Change in Control (as such term will be defined in the Stock Plan) and prior to expiration of one (1) year from the date of such Change in Control, (1) Executive’s employment is terminated by Mateon (other than for Cause) or (2) in the event of a Termination with Good Reason, then

(a)	Mateon shall provide to the Executive:

a.	The Unpaid Salary and accrued unpaid PTO, as soon as practicable after the Termination Date; plus

b.	An amount equal to twelve (12) months of Executive’s then current Base Salary; and

(b)	all stock options, stock appreciation rights, restricted stock, and other incentive compensation granted to the Executive by Mateon shall, to the extent vested, remain exercisable in accordance with the terms of the stock Plan (or prior applicable plan) and the agreement entered pursuant thereto, and the Executive may exercise all such vested options and rights, and shall receive payments and distributions accordingly. The absence of a stock plan will not be a reason not to allow Executive to exercise all such vested options and rights, and shall receive payments and distributions.
(c)	All insurance benefits or COBRA coverage, fully paid by Mateon, for a period of twelve (12) months following the Executive’s termination of employment.

6.6 The foregoing payments upon Executive’s termination shall constitute the exclusive payments due Executive upon termination from his employment with Mateon under the Agreement or otherwise, provided, however that except as stated above, such payments shall have no effect on any benefits which may be payable to Executive under any plan of Mateon which provides benefits after termination of employment.

6.7 For the purposes of this Agreement, the term “Cause” shall mean any of the following:

(a)	the (i) continued failure by Executive to perform his duties on behalf of Mateon’s if Executive fails to remedy that breach within ten (10) days of Mateon’s written notice to Executive of such breach; or (ii) material breach of any other provision of this Agreement by the executive, if the Executive fails to remedy that breach within ten (10) days of Mateon’s written notice to Executive of such breach; or
(b)	any act of fraud, material misrepresentation or material omission, misappropriation, dishonesty, embezzlement or similar conduct against Mateon or any affiliate, or conviction of Executive for a felony or any crime involving moral turpitude.

7. No Solicitation; Confidentiality; Work for Hire

7.1 For a period of one year after the Termination Date, neither the Executive nor any Executive-Controlled Person (as defined below) will, without the prior written consent of the Board, directly or indirectly solicit for employment, or make an unsolicited recommendation to any other person that it employ or solicit for employment any person who is or was, at any time during the nine (9) month period prior to the Termination date, an officer, executive or key employee of Mateon or any affiliate of Mateon. As used in this Agreement, the term “Executive-Controlled Person” shall mean any company, partnership, firm or other entity as to which Executive possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

7.2 (a) Executive acknowledges that, through his status as CFO of Mateon, he has, and will have, possession of important, confidential information and knowledge as to the business of Mateon and its affiliates, including, but not limited to, information and knowledge as to the business of Mateon and its affiliates, including, but not limited to, information related to drugs and compounds developed or under development by the Company, financial results and projections, future plans, the provisions of other important contracts entered into by Mateon and its affiliates, possible acquisitions and similar information proprietary to Mateon and its affiliates (collectively, “Confidential Information”). Executive agrees that he shall not, so long as the Company remains in existence, divulge, communicate, furnish or make accessible (whether orally or in writing or in books, articles or any other medium) to any individual, firm, partnership or corporation, any knowledge or information with respect to Confidential Information directly or indirectly useful in any aspect of the business of Mateon or any of its affiliates. As used in the preceding sentence, “Confidential Information” shall not include any knowledge of information that: (i) is or becomes available to others, other than as a result of breach by Executive of this Section 7.2; (ii) was available to Executive on a nonconfidential basis prior to its disclosure to executive through his status as an officer or employee of Mateon or any affiliate; (iii) becomes available to Executive on a nonconfidential basis from a third party (other than Mateon, any affiliate or any of its of their representatives) who is not bound by any confidentiality obligation to Mateon or any affiliate; (iv) was known by the Executive prior to his employment by Mateon as evidenced by Executive’s pre-existing written records; (v) was not maintained as confidential information by Mateon; (vi) is otherwise information known or available within Mateon’s industry; or (vii) is information that is legally compelled, by applicable law, to be disclosed by Executive, provided, however, that in such an event Executive shall give prompt notice to Mateon of such requirement so that Mateon may seek a protective order or other appropriate remedy.

(b) All memoranda, notes, lists, records and other documents or papers (and all copies thereof), including such items stored in computer memories, on microfiche or by any other means, made or complied by or on behalf of Executive or made available to him relating to the business of Mateon or any of its affiliates are and shall be and remain Mateon’s property and shall be delivered to Mateon promptly upon the termination of Executive’s employment with Mateon or at any other time on request and such information shall be held confidential by Executive after the termination of his employment with Mateon.

7.3 Executive grants the Company and each affiliate of the Company, as appropriate, all rights in and to the contribution made by Executive to any projects or matters on which Executive worked during the Employment Term. Executive acknowledges that each such matter and the contribution made by Executive thereto shall constitute a work made for hire within the meaning of the United States copyright law and other applicable laws. The Company reserves all rights with respect to information relating to the Company’s products, including, but not limited to, the right to apply for patents.

7.4 The provisions contained in this Section 7 as to the time periods, scope of activities, persons or entities affected, and territories restricted shall be deemed divisible so that, if any provision contained in this Section 7 is determined to be invalid or unenforceable, such provisions shall be deemed modified so as to be valid and enforceable to the full extent lawfully permitted.

7.5 Executive agrees that the provisions of this Section 8 are reasonable and necessary for the protection of Mateon and that they may not be adequately enforced by an action for damages and that, in the event of a breach thereof by Executive or any Executive-Controlled Person, Mateon shall be entitled to apply for and obtain injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach of such violation or otherwise to enforce specifically such provisions against such violation, without the necessity of the posting of any bond by Mateon. Executive further covenants under this Section 8, Mateon shall be entitled to an accounting and repayment of all profits, compensation, commissions, remuneration or other benefits that Executive directly or indirectly has realized and/or may realize as a result of, growing out of or in connection with any such violation. Such a remedy shall, however, be cumulative and not exclusive and shall be in addition to any injunctive relief or other legal equitable remedy to which Mateon is or may be entitled.

8. Taxes

Any amounts payable to the Executive hereunder shall be paid to Executive subject to all applicable taxes required to be withheld by Mateon pursuant to federal, state or local law. Executive shall be solely responsible for all taxes imposed on the Executive by reason of his receipt of any amounts of compensation or benefits payable hereunder.

9. Indemnification

Mateon has entered into a separate Indemnification Agreement with Executive which shall survive the execution and delivery of this Agreement and remain in full force and effect.

10. Attorney’s Fees and Expenses

Mateon and the Executive agree that in the event of litigation arising out of or relating to this Agreement, the prevailing party shall be entitled to reimbursement from the other party to the prevailing party’s reasonable attorney fees and expenses.

11. Amendments

This Agreement may not be altered, modified or amended except by a written instrument signed by each of the parties hereto.

12. Assignments

Neither this Agreement not any of the rights or obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party; provided, however, that any payments and benefits owed to Executive under this Agreement shall insure to the benefit of his heirs and personal representatives.

13. Waiver

Waiver by any party hereto of any breach or default by any other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived.

14. Severability

In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

15. Notices

All notices and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive, to him as follows:

Name: Amit Shah.

Address: [***]

[***]

If to Mateon, to it as follows:

Name: Board of Directors

Address: Mateon Therapeutics, Inc.

29397 Agoura Road, Suite 107

Agoura Hills, CA 91301

Or to such other address or such other person as Executive or Mateon shall designate in writing in accordance with this Section 15, except that notices regarding changes in notices shall be effective only upon receipt.

16. Headings

Headings to Sections in this Agreement are for the convenience of the parties only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

17. Governing Law

This Agreement shall be governed by the laws of the California without reference to the principles of conflict of laws. Each of the parties hereto consents to the jurisdiction of the federal and state courts of the California in connection with any claim or controversy arising out of or connected with this Agreement, and said courts shall be the exclusive forum for the resolution of any such claim or controversy. Service of process in any such proceeding may be made upon each of the parties hereto at the address of such party as determined in accordance with Section 15 of this Agreement, subject to the applicable rules of the court in which such action is brought.

18. Entire Agreement

This Agreement contains the entire agreement between Executive and Mateon with respect to all matters relating to Executive’s employment with Mateon and, as of the date hereof, will supersede and replace any other agreements, written or oral, between the parties relating to the terms or conditions of Executive’s employment with Mateon, provided, however, that nothing in this Agreement shall amend or affect any stock shares or stock options previously granted to executive.

IN WITNESS WHEREOF, Mateon and Executive have caused this Agreement to be executed as of the date first above written.

/s/ Amit Shah
Name:	Amit Shah

MATEON THERAPEUTICS, INC.

/s/ Vuong Trieu
Name:	Vuong Trieu
Title:	President & CEO